EXHIBIT 10.12

GLOBAL MASTER DISTRIBUTION
AND SERVICES AGREEMENT

THIS GLOBAL MASTER DISTRIBUTION AND SERVICES AGREEMENT (“Agreement”) is made effective as of July 23, 2010 (“Effective Date”), by and between Brightpoint, Inc., an Indiana corporation, with its principal place of business at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 on behalf of itself and its affiliates (collectively, “Brightpoint”), and Waxess USA Inc., a California corporation, on behalf of itself and its affiliates, with its principal place of business at 1401 Dove Street, Suite 200, Newport Beach, California 92660  (“Waxess”).  For purposes of this Agreement, Brightpoint and Waxess are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.           Waxess designs and manufactures wireless and radio-enabled telecommunication devices and data solutions (“Products”) and sells them directly to its wireless telecommunication service provider customers and through independent distributors and retailers around the world.

B.           Brightpoint is in the business of distributing wireless telecommunications devices and accessories and providing a variety of services with respect thereto, including, but not limited to, receiving, warehousing, fulfillment, programming, order management, reverse logistics management and distribution.

C.           As a condition precedent to Brightpoint’s investments in Waxess pursuant to that certain Stock Purchase Agreement by and between the Parties dated of even date herewith, Waxess must expand Brightpoint’s role as a major services provider and distributor of the Products on a global basis.

D.           Accordingly, Waxess desires to appoint Brightpoint as its exclusive global master distributor and services provider with respect to the Products to assist Waxess in the building of its brand and Brightpoint accepts such appointment, subject to and in accordance with the terms and conditions set forth in this Agreement.

E.           The Parties recognize the efficiency in managing the worldwide distribution of Products through a global set of terms and conditions pursuant to this Agreement while implementing territory-specific terms and conditions to address territory-specific programs for daily business operations within each territory through Joinder Agreements to be mutually agreed by the Parties and executed by one or more of Brightpoint’s Affiliates.

THEREFORE, in consideration of the mutual covenants and promises and subject to the terms and conditions of this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

Section 1.01.                                           “Affiliate” means any person, corporation or other entity: (i) which owns, now or hereafter, directly or indirectly, fifty percent (50%) or more of any class of the voting stock or membership interest of a Party or is, now or hereafter, directly or indirectly, in effective control of such; or (ii) that owns, now or hereafter, directly or indirectly, fifty percent (50%) or more of any class of the voting stock or membership interest of which such Party, or a Party described in paragraph (i), owns, now or hereafter, directly or indirectly, or of which such Party, or a Party described in paragraph (i), is, now or hereafter, directly or indirectly, in control.

Section 1.02.                                           “Agreement” means this Agreement, and the Exhibits, together with all amendments thereto.

Section 1.03.                                           “Confidential Information” means the information described in Section 7.01.

Section 1.04.                                           “Coop Fund” has the meaning given in Section 3.20.

Section 1.05.                                           “Defect Notice” means a written notice of an Epidemic Failure provided by Brightpoint to Waxess pursuant to Section 3.24.

Section 1.06.                                           “Delivery Date” means the date by which Brightpoint desires Products to be delivered pursuant to a Purchase Order, as set forth in Section 3.05.

Section 1.07.                                           “Destination” means the facilities designated by Brightpoint in a Purchase Order.

Section 1.08.                                           “Epidemic Failure” has the meaning given in Section 3.24.

Section 1.9.                                             “EULA” has the meaning given in Section 2.05.

Section 1.10.                                           “Exhibit” means any exhibit attached to this Agreement.

Section 1.11.                                           “Indemnified Parties” has the meaning given in Section 5.01.

Section 1.12.                                           “Initial Term” has the meaning given in Section 6.01.

Section 1.13.                                           “Joinder Agreement” means an agreement by which a Brightpoint Affiliate agrees to join this Agreement, a template for which is attached hereto as Exhibit A.  Except as expressly set forth in a Joinder Agreement, the relationship between the Brightpoint Affiliate and Waxess shall be governed by the terms and conditions set forth in this Agreement.

Section 1.14.                                           “Notice” has the meaning given in Section 7.09.

Section 1.15.                                           “Products” means wireless or radio-enabled telecommunication devices, spare telephone handsets, PDAs, navigation devices or the like and related accessories manufactured by or on behalf of Waxess, as well as any Updates to those items that are made conceivably available.  The Products shall include the entire range of products made available by Waxess and may include both Waxess branded and non-Waxess branded products.

Section 1.16.                                           “Proprietary Rights” means all rights in the Products and Waxess’ Confidential Information, including, but not limited to, patents, patent applications, copyrights, authors’ rights, Trademarks, trade names, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secrets law or registered or not.

Section 1.17.                                           “Purchase Order” means a written purchase order, or an electronic copy of a written purchase order issued by Brightpoint to Waxess for the purchase of Products pursuant to this Agreement.

Section 1.18.                                           “Services” means those services to be provided by Brightpoint or any of its Affiliates pursuant to a Joinder Agreement.

Section 1.19.    “SKU” or “Stock Keeping Unit” means the identifier mutually agreed by the Parties and used to permit a systematic tracking of Products shipped to Brightpoint Affiliates.

Section 1.20.                                           “Specifications” means those specifications for the Products published by Waxess.

Section 1.21.                                           “Total Return Cost” has the meaning given in Section 3.28.

Section 1.22.                                           “Trademark” means any trademark, logo, service mark or other commercial designation, whether or not registered, used to represent or describe the Products of Waxess, as set forth in Exhibit B.

Section 1.23.                                           “Updates” means new versions, including maintenance releases, and localizations and translations thereof, of a Product that contain bug fixes, error corrections and minor enhancements, but not containing major enhancements or significant new functionality, as determined in Waxess’ sole reasonable discretion, and any related documentation.

Section 1.24.                                           “Upgrades” means new versions of a Product that contain major enhancements and significant new functionality, including localizations and translations thereof, as determined in Waxess’ sole reasonable discretion, and any related documentation.

ARTICLE 2
APPOINTMENT

Section 2.01.                                           Appointment.  Waxess hereby appoints Brightpoint as its sole global master distributor and service provider with respect to the Products and authorizes Brightpoint to identify itself as the same.  The authorized territories shall be as mutually agreed upon in Joinder Agreements, which shall incorporate this Agreement by reference.  Each Joinder Agreement shall specify the territory and set forth the nature of the relationship between the applicable Brightpoint Affiliate and Waxess and specify whether such relationship is to provide distribution and/or Services.  A standard template Joinder Agreement is attached to this Agreement as Exhibit A.  This template shall serve as the basis for each Joinder Agreement. At a minimum, each Joinder Agreement shall contain the terms and conditions specified in Sections 3.01 and 4.02.  In the event of a conflict between this Agreement and a Joinder Agreement, the provisions of the Joinder Agreement shall control as to the subject matter of the Joinder Agreement.

Section 2.02.          Exclusivity.  a.  Nature of Appointment.  The exclusive or non-exclusive nature of the appointment shall be established on a territory-by-territory basis through the Joinder Agreements.  In those territories in which Brightpoint shall serve as the exclusive distributor and services provider with respect to the Products, Waxess shall not appoint any other distributors or service providers, as applicable, during the term of this Agreement. b.  Right of First Refusal.  Before Waxess may appoint any other party to provide distribution or logistics services in a new territory, Brightpoint and its Affiliates shall have a right of first refusal to such appointment (the “Right of First Refusal”).  Waxess shall deliver to Brightpoint a Notice: (i) stating Waxess’ intention to initiate activity in or into a territory; (ii) setting forth the material terms of the business, and (iii) offering the appointment as the exclusive distributor and services provider to Brightpoint and/or its Affiliates.  c.  Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, Brightpoint or its designated Affiliate may, by giving written notice to Waxess, elect to accept or reject the proposed appointment.  In the event Brightpoint or its designated Affiliate fails to accept or reject the proposed appointment within thirty (30) days after receipt of the Notice, the proposed appointment shall be deemed rejected.  d.  Non-exclusive Territories.  In territories in which the appointment shall be on a non-exclusive basis, Waxess may directly sell, or solicit sales of, or appoint other distributors to sell, or solicit sales of, or appoint other service providers to provide services with respect to some or all of the Products in such territory.

Section 2.03.            Business Plan and Support Teams. The Parties agree to use commercially reasonable efforts to develop a mutually agreed upon business plan on a territory-by-territory basis on or before October 31, 2010 and to meet on a quarterly basis to review the progress towards achieving mutually agreed targets. The Parties shall mutually agree upon the constituency of the Parties’ respective support teams to be managed by the designated key account directors. The purpose of the support teams shall be to develop and adjust the business plan as necessary in order to achieve the Parties’ mutual goals of expanding the distribution of the Products on a global basis. Each Brightpoint Affiliate and Waxess shall develop and mutually agree upon a plan for the respective roles, investments, service levels, duration, designation of channels and exclusivity and general relationship of the Parties with the end goal of maximizing each Party’s benefits. Waxess shall provide each Brightpoint Affiliate with a six (6) to twelve (12) month product roadmap on a semi-annual basis. The public release and dispersion of the product roadmap shall be mutually agreed upon from time to time by the Parties. Waxess will also provide each Brightpoint Affiliate with a technical interface and such tools and licenses as reasonably necessary to enable them to perform their obligations and achieve the mutual goals of the Parties to maximize distribution of the Products on a global basis.

Section 2.04.                                           Relationship of Parties.  Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the Parties.  Brightpoint and the Brightpoint Affiliates shall be independent contractors and shall not act as the legal representatives or agents of Waxess for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise, any obligations over Waxess or its employees, unless otherwise written in this Agreement.

Section 2.05.                                           Proprietary Rights.  The Parties acknowledge and agree that Waxess and its licensors own all of the Proprietary Rights.  The use by Brightpoint or any of the Brightpoint Affiliates of the Proprietary Rights is authorized only for the purposes herein set forth and upon termination of this Agreement, for any reason, such authorization will cease.  Except as otherwise authorized pursuant to this Agreement for purposes of customizing and configuring Products, Brightpoint and the Brightpoint Affiliates shall not, and shall not authorize their customers to, remove Waxess’ or Waxess’ licensors’ then-current End User License Agreement(s) (“EULA”), if any, that accompanies the Products.  Brightpoint and the Brightpoint Affiliates shall not adapt, reproduce, enhance, translate, reverse engineer, decompile, disassemble or otherwise modify the Product software or any portion thereof.  Regarding the Trademarks of third parties from whom Waxess licensed the Product software, (a) Brightpoint and the Brightpoint Affiliates shall not use or display them in any of its printed materials or packaging without Waxess’ or the applicable third Party’s prior written consent, use any trade name confusingly similar to them or undertake any action that will interfere with or diminish the right, title or interest of those third parties in them; (b) Brightpoint acknowledges that any use of them by Brightpoint or the Brightpoint Affiliates will not directly or indirectly create in Brightpoint or the Brightpoint Affiliates any right, title or interest in them except for the licenses granted herein; and (c) Brightpoint and the Brightpoint Affiliates shall sign any logo license agreement, if any, required by logo owners.  Brightpoint and the Brightpoint Affiliates are not authorized or granted to change, have changed, modify, have modified, and take any action that alter the form, fit, look, contents of the Product and the Product software.  Waxess shall use its best efforts to police and prosecute third parties that infringe the Proprietary Rights (e.g., unauthorized use of Trademarks, domain names, etc.).

ARTICLE 3
TERMS OF PURCHASE AND SALE OF PRODUCTS

Section 3.01.                                           Appointment of Brightpoint Affiliates and Purchases of Product.  Brightpoint Affiliates shall be appointed as authorized distributors in mutually agreed territories and authorized to purchase Products on the terms and conditions set forth in this Agreement and the Joinder Agreements.  Each Joinder Agreement establishing a Brightpoint Affiliate as an authorized distributor of the Products shall contain the following minimum terms and conditions:  (i) a description of the authorized territory; (ii) whether the appointment is excusive or non-exclusive in nature; (iii) the payment terms and currency in which payments must be made; (iv) territory-specific sales incentives; (v) a list of anticipated target accounts for such territory; and (vi) the minimum terms and conditions for Services set forth in Section 4.02.

Section 3.02.                                           New Products and Upgrades; End-of-Life.  If Waxess now or hereafter commercially manufactures or distributes, or proposes to commercially manufacture or distribute, any product which is utilized in wireless communications, other than the Products, or any Upgrades to the Products, Waxess agrees to, as soon as reasonably possible, notify Brightpoint and the Brightpoint Affiliates of that fact and of informational details concerning that product or that Upgrade. For the avoidance of doubt, Waxess will not be required to disclose or inform any product utilized in wireless communications or any updates to the Products developed or manufactured for specific customers.  Brightpoint and the Brightpoint Affiliates may request from Waxess distribution rights for that Product or that Upgrade in the Territory, or any portion thereof, and if so requested, Waxess shall, with respect to any such other Products or Upgrades that are generally commercially available from Waxess, grant such distribution rights to Brightpoint and the Brightpoint Affiliates on terms and conditions no less favorable than those provided in this Agreement.  Waxess may first make that offer in writing to Brightpoint and the Brightpoint Affiliates on terms and conditions which shall be specified fully in that offer.  That offer shall contain a full description of the subject product or Upgrade and its specifications and pricing.  Waxess’ ability to sell or to offer the Product or Upgrade to another Party for distribution in the Territory shall not be conditioned on Brightpoint’s or the Brightpoint Affiliates’ acceptance or rejection of such an offer to distribute the Products or Upgrade.  Brightpoint and the Brightpoint Affiliates may request, and Waxess shall promptly provide further information concerning the Product, the Upgrade, or the offer.  Waxess’ ability to offer the Product or Upgrade to another Party for distribution in a territory shall not be conditioned on Brightpoint’s or the Brightpoint Affiliates’ acceptance or rejection of such an offer to distribute the Products or Upgrade.  If Waxess desires to make a better offer to another distributor or reseller, Waxess shall make such better offer to Brightpoint and the Brightpoint Affiliates in accordance with the procedure set forth above.  When Waxess discontinues a Product, Waxess shall use its best efforts to provide Brightpoint and the Brightpoint Affiliates with at least sixty (60) days prior written notice and afford Brightpoint and the Brightpoint Affiliates the opportunity and time to place final Purchase Orders.  Waxess shall continue to support discontinued Products under the same conditions for a minimum of three (3) years after the date of the last delivery of such Products to Brightpoint and the Brightpoint Affiliates.

Section 3.03                                           Forecast of Demand.  Brightpoint may, but shall not have the obligation to, purchase from time to time Products from Waxess except as set forth in a proper Purchase Order that has been accepted by Waxess pursuant to the terms and conditions of this Agreement.  The Parties agree to develop and mutually agree to a reasonable non-binding, rolling twelve (12) month Product forecast, indicating, on a month-by-month basis, the quantities of each type of Product Brightpoint expects to purchase and the desired date by which the Products are to be delivered to the Destination (the “Product Forecast”); provided, however, that the Parties shall have no liability for failing to develop and mutually agree on such Product Forecasts.  The Parties shall use commercially reasonable efforts to ensure that the Product Forecasts accurately represent Brightpoint’s reasonable Product needs.  Product Forecasts shall not be considered firm orders unless followed by a specific Purchase Order from Brightpoint.

Section 3.04.                                           Purchases for Resale.  All Products purchased by Brightpoint shall be purchased solely for commercial resale, excepting those Products reasonably required by Brightpoint for advertising and demonstration purposes in the quantities mutually agreed by the Parties.

Section 3.05.                                           Order Procedure.    Brightpoint and/or its Affiliates will issue a firm Purchase Order for their initial purchases of Products with a 120 day lead time.  Thereafter, Brightpoint shall submit to Waxess Purchase Orders for the Products at least forty-five (45) days prior to the specified desired date by which the Products are to be delivered to the Destination (the “Delivery Date”).  However, Waxess shall use commercially reasonable efforts to reduce the lead time to thirty (30) days or less and the Parties agree to discuss Waxess’ progress in this regard on a quarterly basis.  Each Purchase Order Brightpoint issues to Waxess under this Agreement shall be in writing, identify that it is a Purchase Order and shall further set forth the delivery date or dates and the description and quantity and Destination of Products which are to be delivered on each of such dates.  The individual contracts for the sale of Products formed by the Purchase Orders shall automatically incorporate, to the extent applicable, the terms and conditions of this Agreement.

Section 3.06.                                           Issuance and Acceptance of Purchase Orders.  Waxess shall notify Brightpoint of its acceptance or rejection of a Purchase Order within five (5) business days after Waxess’ receipt of the Purchase Order.  In the event Waxess fails to accept or reject a Purchase Order within five (5) business days, such Purchase Order shall be deemed accepted.  Waxess shall accept all Purchase Orders that comply with the terms of this Agreement and are consistent with Brightpoint’s Product Forecasts, such forecasts having been mutually reasonably agreed between Waxess and Brightpoint pursuant to Section3.03.  Notice of acceptance shall include confirmation of requested quantities, dates and prices, consistent with the terms of this Agreement. Waxess shall use commercially reasonable efforts to accommodate any changes to previously accepted Purchase Orders.

Section 3.07                                           Shipment Plan.  Waxess shall provide an updated shipment plan on a weekly basis to each Brightpoint Affiliate detailing planned, effectuated, and ongoing shipments. The shipment plan shall be updated immediately when changes occur. Waxess shall have no less than one (1) business day prior to delivery to notify the Brightpoint Affiliates of all incoming deliveries.

Section 3.08.                                           Cancellation of Orders.  Brightpoint Affiliates may cancel any Purchase Order at any time prior to the thirty (30) days before the specified delivery date.  All cancellations of Purchase Orders by a Brightpoint Affiliate shall be in writing, or if not initially in writing, shall be confirmed in writing.  If a Brightpoint Affiliate cancels a Purchase Order that has been accepted by Waxess in accordance with the preceding sentence, the Brightpoint Affiliate shall reimburse Waxess for any actual and reasonable expenses incident to such Purchase Order incurred by Waxess prior to the time it was informed of the cancellation.

Section 3.09.                                           Delays.  Except for a delay caused by an event of force majeure pursuant to Section 7.02, if any delivery is delayed after the confirmed delivery date, (a) the Brightpoint Affiliate shall still accept delivery of the overdue Products and the Brightpoint Affiliate shall be entitled to receive delay interest at 0.1 percent (0.1%) per day commencing on the tenth (10th) day from the confirmed delivery date, provided that Waxess’ total liability under this Section 3.09 shall not exceed two percent (2%).  However, the Brightpoint Affiliate shall be entitled to cancel the delayed shipment if such delay exceeds twenty-one (21) days.

With respect to campaign orders, specifically labeled as such and confirmed by Waxess with a confirmed firm delivery date, the Brightpoint Affiliate shall still accept delivery of the overdue Products and the Brightpoint Affiliate shall be entitled to received delay interest at 0.3 percent (0.3%) per day commencing on the third (3rd) day from the confirmed delivery date, provided that Waxess’ total liability under this Section 3.09 shall not exceed ten percent (10%).  However, the Brightpoint Affiliate shall be entitled to cancel the delayed shipment if such delay exceeds seven (7) days, unless otherwise stated in Purchase Order.

Section 3.10.                                           Purchase Price.  The prices for the Products, together with any discounts applicable thereto shall be mutually agreed between Waxess and the applicable Brightpoint Affiliate.  Except as otherwise expressly set forth in a Joinder Agreement, all prices shall be quoted for DDP (INCOTERMS 2000) the Destination delivery terms.  The currency in which the prices must be paid shall be set forth in each Joinder Agreement.  The Parties acknowledge and agree that the prices may vary from territory to territory.  Waxess may adopt suggested retail prices or “SRPs” in each territory.  Brightpoint and the Brightpoint Affiliates shall be entitled to receive “Most Favored Nations” pricing from Waxess in each territory.  “Most Favored Nations” pricing is defined as the most favorable price, including all discounts, rebates, cooperative advertising programs or other similar sales and marketing programs, quoted to any purchaser of the same Products.

Section 3.11.                                           Price Reductions.  Waxess reserves the right, in its sole discretion, to reduce the prices applicable to the Products.  Waxess shall give written notice to the Brightpoint Affiliates of any price change at least ten (10) days prior to the effective date thereof.  Notwithstanding the foregoing, on the effective date of any price reduction, any Products not yet received by a Brightpoint Affiliate, any Products received by such Brightpoint Affiliate within sixty (60) days prior to the effective date of such price reduction, or any Products existing in such Brightpoint Affiliate’s inventory shall receive the benefit of the new price and Waxess shall issue to such Brightpoint Affiliate a credit to its account to reflect such price reduction.  The Brightpoint Affiliates may use these credits at anytime, and from time to time, in their sole and absolute discretion.

Section 3.12.                                           Packing.  Waxess shall, at its expense, pack all Products in accordance with Waxess’ standard packing procedure, which shall be suitable to permit shipment of the Products to the Destination without damage; provided, however, that if a Brightpoint Affiliate requests a modification of those procedures, such request shall be sent to Waxess for further approval. In the event that such modification is approved, Waxess shall make a reasonable effort to make the requested modification and the Brightpoint Affiliate shall bear any reasonable expenses incurred by Waxess in complying with such modified procedures which are in excess of the expenses which Waxess would have incurred in following its standard procedures.

Section 3.13.                                           Delivery; Title and Risk of Loss.  Except as otherwise expressly set forth in a Joinder Agreement, all deliveries of Products sold by Waxess to Brightpoint Affiliates shall be made DDP (Incoterms 2000) the Destination, and title to and risk of loss of Products shall pass from Waxess to the Brightpoint Affiliate at the Destination.  Waxess agrees to comply with the Brightpoint Affiliates’ written inbound shipping specifications in a reasonable time frame prior to the delivery.

Section 3.14.                                           Inspection and Acceptance.  Promptly upon the receipt of a shipment of Products, Brightpoint Affiliates shall inspect the shipment for patently visible shortages, defects, damage or nonconformance with Purchase Order specifications.  Within ten (10) business days of receipt of shipments, the Brightpoint Affiliates shall notify Waxess in writing of any patently visible shortages, defects, damage or nonconformance with Purchase Order specifications that existed at the time of delivery.  Waxess shall acknowledge receipt of such notices within two (2) business days.  The Brightpoint Affiliates shall quarantine the Products in question for a period not to exceed two (2) weeks.  Within the two (2) week period, Waxess shall present a plan for recovery and remedy of the issues.  If Waxess fails to provide a reasonable recovery and remedy plan within the two (2) week quarantine period, the Brightpoint Affiliates may return the Products at Waxess’ sole cost and expense for credit.  Waxess shall ensure that the recovery and remedy plan is completed and deliver to the Brightpoint Affiliates within thirty (30) days a quantity of conforming Products to replace any that were in short supply, defective, damaged or not conforming with Purchase Order specifications at the time of delivery unless the Parties mutually agree that the conforming Products may be delivered as part of the next scheduled delivery.  Notwithstanding the foregoing, nothing herein shall be deemed to relieve Waxess of any of its obligations in respect of warranty, epidemic failure, critical issues or after sales service.

Section 3.15.                                           Payment.  Upon delivery and acceptance of Products, Waxess may submit to the Brightpoint Affiliate that placed the Purchase Order its written invoice for those Products, which shall automatically incorporate, to the extent applicable, the terms and conditions of this Agreement and the applicable Joinder Agreement.  Any terms or conditions inconsistent with the terms and conditions set forth in this Agreement or the applicable Joinder Agreement shall be considered null and void and of no force or effect.  Except as may otherwise be provided in a Joinder Agreement, each of the Brightpoint Affiliates shall pay each proper invoice within thirty (30) days after its receipt of that invoice.  Payment shall be made in currency specified in the applicable Joinder Agreement and sent to Waxess or wired to a bank account pursuant to written instructions provided by Waxess to the Brightpoint Affiliate.  Payment received by Waxess after the mutually agreed payment date shall bear interest at a rate of one and one-half percent (1½%) per month.

Section 3.16.                                            Reporting.  Brightpoint agrees to provide Waxess reports detailing weekly Product sales containing such data, in a format and in such frequency as the Parties may mutually agree in writing from time to time.  The Parties agree to work together in an effort to integrate their respective systems in order to enhance transparencies and create efficiencies.

Section 3.17.                                           Testing and Certification.   The Parties agree and understand that mutual co-operation and on-going contact and input of resources are necessary to ensure a high level of technical compliance and certification to meet market needs and operator requirements. Hence each Party shall comply with the requirements and processes as the Parties may mutually agree in writing.  All requirements must be fulfilled by Waxess on a timely basis and in accordance with the mutually agreed specifications and processes.  If Waxess fails to comply with such requirements, Brightpoint and the Brightpoint Affiliates may not be able to properly release the Products.  In such cases, Brightpoint and the Brightpoint Affiliates reserve the right to delay, reduce or cancel any related Purchase Orders or deliveries.  The Parties agree that Waxess shall bear the cost of any testing required by applicable law to certify devices for sale in a territory.

Section 3.18.                                           Customization and Configuration.  Brightpoint and the Brightpoint Affiliates shall be entitled to and are hereby authorized to configure and customize all Products and to make use of any tools Waxess makes available or authorized in that process for the benefit of end customers.  Waxess authorizes Brightpoint and Brightpoint Affiliates to configure and customize Products in accordance with agreements with material customers such as operators, and that time is of the essence in providing these services.  Accordingly, Waxess shall actively co-operate with Brightpoint and Brightpoint Affiliates in all respects so as to facilitate customization of Products and provide Brightpoint and Brightpoint Affiliates with such information, responses, solutions, approvals and documentation as is reasonably required to meet the customers’ needs. Additionally, Waxess shall support Brightpoint and Brightpoint Affiliates with software tools, other tools, necessary information and such dedicated resources as are necessary for them to perform any upgrades, updates, customization, configuration, or similar actions to enable Brightpoint and the Brightpoint Affiliates to fulfill customers’ requirements and needs in a timely manner.  Brightpoint and the Brightpoint Affiliates shall safe keep such tools and information in accordance with the mutually agreed terms and conditions.

Section 3.19.                                           Training. From time to time Waxess shall provide Brightpoint and the Brightpoint Affiliates adequate training to enable Brightpoint and the Brightpoint Affiliates to effectively market, distribute and sell the Products.  Such training shall be conducted at the locations as the Parties may mutually agree.

Section 3.20.                                           Advertising and Marketing.  Waxess shall establish a fund (the “Coop Fund”) for Brightpoint’s advertising, marketing, and promotional activities in connection with its efforts to sell the Products in accordance with the terms below:

(a)           Waxess shall place into the Coop Fund, on a monthly basis, an amount equal to two percent (2%) of actual payments for the Products under this Agreement received by Waxess in the preceding calendar month.  Accessory purchases will not count towards Coop Fund accrual.

(b)           Brightpoint shall submit a promotion and marketing plan at least one (1) month prior to the implementation thereof and such plan shall be approved by Waxess in writing.

(c)           The Coop Fund can only be used on the items and for the purpose set forth in the foregoing plan approved by Waxess.

(d)           The Coop Fund will be paid to the Brightpoint Affiliates within forty-five (45) days after the end of each quarter along with a statement setting forth the balance remaining in the Coop Fund as of such time.   At all times during the term of the relationship created by this Agreement and any extension thereof, Brightpoint and the Brightpoint Affiliates shall have a worldwide and royalty-free license and be entitled to use the Trademarks in all advertisements and other reasonable activities conducted by them to promote the sale of the Products in accordance with Trademark guidelines of Waxess.  Brightpoint and/or the applicable Brightpoint Affiliates shall submit examples of all proposed advertisements and other promotional materials for the Products to Waxess for inspection and Brightpoint and the Brightpoint Affiliates shall not use any such advertisements or promotional materials without Waxess’ written consent, which shall not be unreasonably withheld or delayed.  For promotional materials, Brightpoint and the Brightpoint Affiliates shall use approved branded materials provided by Waxess.  At no time during or after the term of this Agreement will Brightpoint or the Brightpoint Affiliates challenge or assist others to challenge the Trademarks or the registration thereof, or attempt to register any trademarks, marks or trade names confusingly similar to those of Waxess.  Brightpoint and the Brightpoint Affiliates will not remove any copyright or other proprietary notices incorporated on or in the Products by Waxess.  Upon termination of this Agreement for any reason, except for the sole purpose of selling any Products remaining in Brightpoint’s or the Brightpoint Affiliates’ inventory, Brightpoint and the Brightpoint Affiliates shall immediately cease all use of the Trademarks.

(e)           Waxess agrees to provide, at no charge, (i) an appropriate supply of non-working display units (dummy units) for each SKU of Products per Brightpoint Affiliate delivery location to successfully launch a SKU; (ii) an appropriate quantity of each new SKU per Brightpoint Affiliate delivery location to be used as marketing samples for customers; and (iii) an appropriate quantity of each new SKU per Brightpoint delivery location to be used as test samples for customers.  Brightpoint has the option to purchase additional test units at a discount of fifty percent (50%) from the then current price to the Brightpoint Affiliate for such SKU.  New SKUs provided to the Brightpoint Affiliates for testing purposes shall be provided with software on such Products that is substantially in final form and capable of being tested.

Notwithstanding the foregoing, the Parties agree that the foregoing terms might be modified for a particular territory or Brightpoint Affiliate by express alternative terms set forth in a Joinder Agreement.

Section 3.21.                                           Warranty.  Waxess shall honor the terms of Waxess’ warranty, a copy of which is attached hereto as Exhibit C.  Waxess represents and warrants with respect to each Product, and its accompanying labeling, packaging, and instructions for use, sold to Brightpoint or Brightpoint Affiliates: (i) that such Product, at the time of delivery, is new; (ii) Waxess holds all right, title and interest in the Product and the Product is free and clear of all liens, security interests, encumbrances, burdens and other claims; (iii) that such Product is free from any defects in design, workmanship or materials for a period written in end user warranty attached here to as Exhibit C; (iv) the Product conforms to all of the Specifications and shall perform in the manner described in the Specifications and in the manner for which it was designed; (v) the Product complies with all applicable laws, regulations, rules, ordinances, orders and the like and meets all required statutory, governmental, judicial, regulatory and industry standards, requirements and orders, including maximum RF emission and SAR levels and labeling or warning requirements, whether national, Federal, state, local or otherwise, and Waxess has on-going quality control processes; and (vi) the Product and all intellectual property rights embodied or contained therein, including Waxess’ marks shall not infringe any trade secret, patent, copyright, trademark, tradename, trade dress,  or other similar proprietary right.

Section 3.22.                                           Health and Safety Laws. Waxess hereby represents and warrants that each Product as well as any component thereof or any warning label with respect thereto shall comply with all applicable laws, regulations, rules, ordinances and orders and meet all required statutory, governmental, judicial, regulatory and industry standards, requirements and orders in the territories relating to health and safety, including, without limitation, to the extent applicable, any regulations concerning the handling and labeling of electronic equipment and use and disposal thereof by end-users set forth by the European Parliament pursuant to directive 2002/96/EC.

Section 3.23.                                           Replacement of Defective Products.  Brightpoint and the Brightpoint Affiliates shall, on behalf of Waxess, replace all Products that are or become defective within the terms of the warranty set forth in Exhibit C with service units and Waxess shall promptly replace such defective items returned.

Section 3.24.                                           Epidemic Failure.    In the event Brightpoint or any Brightpoint Affiliate discovers that three percent (3%) or more of a given SKU of Products delivered to it fail to operate in compliance with applicable Specifications as a result of the same root cause or five percent (5%) or more of a given SKU of Products delivered to it fail to operate in compliance with applicable Specifications for any reason as a result of defective design, parts or workmanship (“Epidemic Failure”), Brightpoint or the applicable Brightpoint Affiliate may provide Waxess with written notice of such Epidemic Failure within the first three months from the date they received such Products, which notice shall contain a description of the nature, extent and effect of the Epidemic Failure (“Defect Notice”).  Epidemic Failures shall not include Products with No Fault Found (NFF), Products for which Waxess Can Not Duplicate (CND) the defect or if the defect was caused by customer abuse.  Upon receipt of a Defect Notice, Waxess shall have the option to inspect the Products alleged to be part of the Epidemic Failure at Brightpoint’s or the Brightpoint Affiliate’s location, or if requested by Waxess within ten (10) business days of receipt of a Defect Notice, Brightpoint or the Brightpoint Affiliate shall deliver to Waxess, at Waxess’ expense, a sample of defective Products in a number specified by Waxess, FOB to the location specified by Waxess.  Waxess shall complete its investigation and provide an action plan acceptable to Brightpoint or the Brightpoint Affiliate or issue a valid RMA number to Brightpoint for the return of all such affected Products to Waxess or its service providers within twenty (20) business days of its receipt of a Defect Notice.  Brightpoint or the Brightpoint Affiliate shall ship all affected Products FOB to the location specified by Waxess.  Brightpoint or the Brightpoint Affiliate shall be entitled to suspend any outstanding Purchase Orders impacted by the Epidemic Failure until the Epidemic Failure is remedied.

Section 3.25.              Software Fixes.  In the event that any Product delivered to Brightpoint or a Brightpoint Affiliate fails to function in accordance with Specifications, and such failure is the result of a fault in the software embedded in or used in association with such Product, Brightpoint or the Brightpoint Affiliate shall promptly notify Waxess in writing upon becoming aware of such failure.  Upon notification of such failure, Waxess shall provide a permanent remedy within thirty (30) calendar days.  If the permanent remedy does not resolve the failure, then Brightpoint or the Brightpoint Affiliate shall have the right to return the Product to Waxess for the landed price paid and the reasonable costs of configuration and customization incurred by Brightpoint or the Brightpoint Affiliate for the affected Product(s).  Waxess acknowledges and agrees that time is of the essence and will make all reasonable efforts to remedy software fixes in a timely manner.

Section 3.26.                                           Product Recalls.  In the event Products must be recalled as required by authorities for any reason, Waxess shall indemnify the Indemnified Parties (as defined in Section 5.01) and bear the costs of any such recalls; provided, however, that Brightpoint and the Brightpoint Affiliates shall cooperate with Waxess and provide Waxess with reasonable assistance in determining the possible location of Products.

Section 3.27.                                           Disclaimer of Warranties.  EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, WAXESS HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY THAT ANY PRODUCT IS DELIVERED FREE OF CLAIMS OF THIRD PARTIES BY WAY OF INFRINGEMENT OR THE LIKE.

Section 3.28.                                           Repurchase of Inventory.  Upon (i) material breach of this Agreement or a Joinder Agreement by Waxess for any reason; or (ii) termination of this Agreement or a Joinder Agreement by Waxess other than as a result of a breach by Brightpoint or a Brightpoint Affiliate, the Brightpoint Affiliates may at its option ship any and all Products then existing in the Brightpoint Affiliates’ inventory for repurchase by Waxess at a price equal to the Product cost and any other costs incurred to return the Products to Waxess (collectively, the “Total Return Cost”).

ARTICLE 4
TERMS OF PROVISION OF SERVICES

Section 4.01.  Performance of Services.  During the initial and successive terms of this Agreement, Brightpoint’s Affiliates shall provide the Services as described in and for the fees and at the pricing set forth in the applicable mutually agreed Joinder Agreements.

Section 4.02.                                           Required Terms and Conditions of Joinder Agreements for the Performance of Services.  Each Joinder Agreement for the performance of Services by a Brightpoint Affiliate shall contain the following terms and conditions:  (i) a detailed scope of Services; (ii) a schedule of the applicable fees and reimbursable costs and expenses (e.g., collateral materials, packaging materials, tooling, outbound transportation costs, etc.) associated with the performance of the Services and the currency in which such amounts must be paid; (iii) the obligation of Waxess to provide the applicable Brightpoint Affiliate a three (3) calendar month, month-by-month, rolling forecast of anticipated volumes of Services with respect to Products, by Product model; (iv) the process for Waxess’ issuance and Brightpoint’s acceptance of orders for Services; and (v) the process for Waxess’ delivery and Brightpoint’s receipt of Products for the provision of the Services.

Section 4.03.                                           Credit; Invoicing and Payment.  a. Credit.   Brightpoint, in its sole and absolute discretion, shall determine Waxess’ credit rating and credit line.  b. Invoicing to Waxess.  Brightpoint shall render invoices to Waxess for all Services rendered and reimbursable costs and expenses upon performance of the Services.  c.  Payment.  Payment shall be received by the applicable Brightpoint Affiliate within thirty (30) days of the date of the invoice.  Payment received by Brightpoint more than thirty (30) days after the date of the invoice shall bear interest at a rate of one and one-half percent (1½%) per month.  Waxess acknowledges and agrees that Waxess shall bear all risk of collection from its customers.

Section 4.04.                                           Title; Risk of Loss.  Waxess shall retain all right, title and interest in the Products delivered to the Brightpoint Affiliates for the provision of Services.  Brightpoint Affiliates shall hold such Products owned by Waxess that they receive pursuant to a Joinder Agreement for the provision of Services as bailed property of Waxess and Brightpoint Affiliates shall bear the risk of loss of such Products until such time as the Brightpoint Affiliates surrender the Products to the transportation provider for shipment from the Brightpoint Affiliates’ facilities, whereupon risk of loss of the Products shall automatically transfer to Waxess.  Brightpoint Affiliates shall segregate in its inventory system the bailed inventory of Products from those Products they purchase from Waxess for distribution purposes.

Section 4.05.                                           Products.  Waxess hereby represents, warrants, covenants and agrees that all Products it delivers or causes to be delivered to Brightpoint Affiliates for the provision of Services shall comply with the warranties set forth in Article 3.

ARTICLE 5
LIABILITY

Section 5.01.                                           Indemnity Obligations of Waxess.  Waxess shall indemnify, defend and hold harmless Brightpoint, its Affiliates, their respective successors and assigns, and such parties’ respective officers, directors, employees and agents and/or Brightpoint’s customers (singly, an “Indemnified Party”; collectively, “Indemnified Parties”) from and against any and all losses, expenses, damages, fees or the like of whatever nature, which may be incurred by them as a result of any claims or actions:  (i) for infringement of patents, copyrights, trademarks or similar proprietary rights that might be brought against the Indemnified Parties in connection with, or as a consequence of, the sale or use of Products, tools, or such other materials supplied by Waxess; (ii) for negligence, whether active or passive, or for product liability of whatever specie, including, without limitation, claims or actions for strict liability, improper design or breach of warranty, express or implied, wherever such claims or actions may be asserted and regardless of where the events on which such claims or actions are based occurred, and relating to the sale, furnishing or distribution of any Products, (iii) incurred as a result of, or arising out of, or relating to the Products, Services or any actions taken by Brightpoint regarding the Products in accordance with this Agreement or at the request of, and consistent with, instructions provided by Waxess; or (iv) Waxess’ breach of this Agreement.  Notwithstanding the foregoing, Waxess shall have no obligation to indemnify an Indemnified Party to the extent that such losses, expenses or damages were incurred as a result of (i) modifications or other alterations to the Products made by such Indemnified Party without Waxess’ authorization or consent or not in material accordance with the product manual; (ii) the use of the Products by Brightpoint in combination with hardware or software not furnished or authorized by Waxess; (iii) Waxess’ incorporation of any special designs that are not otherwise offered by Waxess at the written request of Brightpoint; or (iv) negligence or willful misconduct of Brightpoint or its Affiliates.

Section 5.02.                                           Indemnity Obligations of Brightpoint.  Brightpoint shall indemnify, defend and hold harmless Waxess from and against any and all losses, expenses, damages, fees or the like of whatever nature, which may be incurred by them to the extent resulting from any claims or actions proximately cause by any: (i) unauthorized representation, warranty or agreement, express or implied, made by Brightpoint or any of its Affiliates to any third party regarding the Products, (ii) modifications or other alterations to the Products made by Brightpoint without Waxess’ authorization or consent or not in material accordance with the product manual; (iii) use of the Products by Brightpoint in combination with hardware or software not furnished or authorized by Waxess; (iv) Waxess’ incorporation of any special designs that are not otherwise offered by Waxess at the written request of Brightpoint; (v) negligence and willful misconduct by Brightpoint or any of its Affiliates; or (vi) Brightpoint’s breach of this Agreement.  Notwithstanding the foregoing, Brightpoint shall have no obligation to indemnify Waxess to the extent that such losses, expenses or damages were incurred as a result of causes for which Waxess must indemnify Brightpoint as set forth in Section 5.01.

Section 5.03.                                           Defense.  The Party seeking indemnity shall promptly provide the indemnifying Party with notice upon its receipt or acknowledgement of such claim.  The indemnifying Party, at its sole expense, shall defend all such claims and actions against the Party seeking indemnity, whether brought informally or through court or administrative procedures.  The indemnifying Party shall be given sole control of the litigation or proceeding and the Party seeking indemnity shall provide cooperation as reasonably requested by the indemnifying Party.  The Party seeking indemnity may not admit or settle such litigation or proceeding without the indemnifying Party’s prior written consent, except in the case the indemnifying Party breaches its obligations to indemnify, defend and hold harmless the Party seeking indemnity and shall include, without limitation thereto, reasonable attorneys’ fees and other costs of defense incurred by the Indemnified Parties.

Section 5.04.                  Infringement. In addition to the indemnity obligations set forth above, in the event an infringement claim is made, or is threatened to be made, Waxess shall provide Brightpoint and the Brightpoint Affiliates with written notice of such claim, whereupon upon Brightpoint’s request Waxess may, at its option (x) procure for Brightpoint and the Brightpoint Affiliates the right to use and sell the Products; (y) replace the allegedly infringing Product with non-infringing Product of equal or greater functionality and value; or (z) modify the allegedly infringing Product to make it non-infringing.  If Waxess determines that neither (x), (y) nor (z) is commercially reasonable, then Brightpoint, the Brightpoint Affiliates and Waxess will discuss to determine a commercially reasonable method to resolve such issue.  If Waxess, Brightpoint and the Brightpoint Affiliates are not able to determine and mutually agree to a commercially reasonable method to resolve such issue within thirty (30) days of Waxess’ issuance of a notice, Brightpoint and the Brightpoint Affiliates may return the affected Products for a refund of the purchase price for such Products, less any previously granted credits.

Section 5.05.             Limitation.  IN NO EVENT, WHETHER FOR BREACH OF CONTRACT, WARRANTY, VENDOR’S NEGLIGENCE, STRICT LIABILITY IN TORT, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST REVENUES OR PROFITS) OF ANY KIND DUE TO ANY CAUSE, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.  EACH PARTY’S LIABILITY TO THE OTHER PARTY SHALL BE LIMITED TO THE PARTICULAR PRICE OF THE PRODUCTS, FEES FOR SERVICES OR REIMBURSABLE EXPENSES IN DISPUTE.  NOTWITHSTANDING ANYTHING STATED OR SUGGESTED HEREIN TO THE CONTRARY, THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO EITHER PARTY’S INDEMNITY OBLIGATIONS OR FOR BREACHES OF CONFIDENTIALITY. The obligations of Brightpoint and the Brightpoint Affiliates shall be the several, but not the joint and several, obligations of such Parties.

ARTICLE 6
TERM AND TERMINATION

Section 6.01.                                           Term.  This Agreement shall be effective for an initial term of three (3) calendar years from the Effective Date (“Initial Term”).  The term of the Agreement and each Joinder Agreement shall automatically renew for successive periods of one (1) year unless either Party provides the other Party with written notice of its intention not to renew the Agreement or the applicable Joinder Agreement at least ninety (90) days prior to the expiration of the then current term.

Section 6.02.                                           Termination.

(a)           Either Party may terminate this Agreement or any given Joinder Agreement at any time following its Initial Term, without cause, by mailing written notice of such termination to the other Party not less than ninety (90) days prior to the effective date of such termination.

(b)           Either Party may terminate this Agreement, effective upon the delivery of written notice of such termination to the other Party, if: (i) the other Party becomes insolvent, is generally not paying its debts as such debts become due, makes an assignment for the benefit of creditors, is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within sixty (60) days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property, or is the subject of any dissolution or liquidation proceeding; or (ii) there is a continued and material breach by the other Party of any of the terms and conditions of this Agreement, provided that the Party not at fault has given the other Party thirty (30) days prior written notice of such breach, such other Party has not remedied the breach and it is possible for the defaulting Party to take such remedial action.

(c)           Either Party may terminate this Agreement or a given Joinder Agreement as set forth in Section 7.02 (Force Majeure).

(d)           Prior to the effective termination of this Agreement, all of the terms and conditions of, and the respective rights and obligations of the parties to, this Agreement will remain completely valid and enforceable.  These include, without limitation, Brightpoint’s right to order Products from Waxess and to have those orders accepted up to such effective date of termination, even though Waxess’ actions taken with respect to such orders may take place after termination.

(d)           The failure of either Party to terminate this Agreement or any extension thereof upon the occurrence of any event described in Section 6.02(b) or (c) shall not constitute a waiver of such Party’s right to terminate this Agreement or any extension thereof upon any subsequent occurrence of any of those events.

Section 6.03.                                           Effect of Termination.

(a)           Upon the expiration or termination of this Agreement or a given Joinder Agreement or any extension thereof for any reason, the Brightpoint Affiliate(s) shall promptly: (i) return to Waxess all advertising and promotional materials, sales aids, written technical materials, engineering, maintenance and operation manuals, drawings, plans, specifications and all other documents supplied by Waxess that are not required in the servicing of the Products purchased by the Brightpoint Affiliate(s) prior to the termination or expiration date; and (ii) desist from advertising and holding itself out as an authorized distributor of or service provider with respect to the Products.  Upon the expiration or termination of this Agreement or any extension thereof for any reason, Waxess shall issue a cash credit to each Brightpoint Affiliate for any unused credits.

(b)           Following the expiration or termination of this Agreement or any extension thereof, the Parties shall perform all contracts for sale of Products executed between them prior to such expiration or termination.

(c)           Notwithstanding anything to the contrary in this Agreement, no expiration or termination of this Agreement by either Party shall affect any rights or obligations of either Party: (i) which are vested pursuant to this Agreement as of the effective date of such expiration or termination (e.g., payment obligations); or (ii) with respect to warranties for Products still under warranty, indemnity obligations or confidentiality obligations.  Any other provisions that by their sense and context are intended to survive completion of performance, expiration or termination of this Agreement shall survive.

Section 6.04.                                           Nonexclusive Remedy.  The right of either Party to terminate is not an exclusive remedy, and either Party shall be entitled, under appropriate circumstances, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other remedy available under the laws of any applicable jurisdiction.

ARTICLE 7
GENERAL

Section 7.01.                                           Confidential Information.  In performance of this Agreement, it may be necessary or desirable for either Party to disclose to the other certain business and/or technical information which the disclosing Party regards as proprietary or confidential (the “Confidential Information”).  Each Party shall treat as confidential all Confidential Information of the other Party and shall not use such Confidential Information except as may be expressly set forth in a Nondisclosure Agreement entered into between the Parties, which, if existing, is incorporated herein by reference, and the effectiveness of which the Parties hereby expressly ratify.

Section 7.02                                           Force Majeure.  Neither Party shall be liable for any delay or failure to perform hereunder due to floods, riots, strikes, freight embargoes, epidemics, quarantine restrictions, severe weathers, acts of God, acts of war, terrorism, acts of public enemies, or hostilities of any nature, laws or regulations of any government (whether foreign or domestic, federal, state, county or municipal) or any other similar cause beyond the reasonable control of the Party affected.  A Party relying on such an event to excuse its performance hereunder shall immediately notify the other Party in writing of the nature of that event and the prospects for that Party’s future performance, if possible, and shall thereafter, while that event continues, respond promptly and fully in writing to all requests for information from the other Party relating to that event and those prospects.  If performance by either Party is delayed more than thirty (30) days due to such event or series of events and commercially reasonable efforts have not been undertaken within that time to remedy the situation, the other Party may rescind any affected orders and terminate applicable Joinder Agreement, effective immediately, without liability.

Section 7.03                                           Taxes.  Each party shall pay all applicable fees, custom duties, assessments or taxes which may be assessed or levied by the government of the applicable territories and any departments and subdivisions thereof, against such party as a result of the performance of this Agreement.  Waxess shall pay all license fees, sales, use, service use, occupation, retailer’s occupation, personal property, duties, value-added taxes and excise taxes and any other fees, assessments or taxes (other than those taxes and fees assessed or vendor based on Brightpoint’s gross or net income) which may be assessed or levied by any national, state or local government and any departments and subdivision thereof, as a result of the performance of any of the Services ordered by Waxess.  The prices for Services are exclusive of any amount for national, federal, state or local excise, sales, use, personal property, or similar taxes.  If any such taxes are determined to be applicable to any Services provided, or if Brightpoint is required to pay or bear the burden of such taxes, the prices for the Services shall be increased by the amount of such taxes and any interest or penalty thereon, and Waxess shall pay Brightpoint or the applicable Brightpoint Affiliate the full amount of any such increase no later than thirty (30) days after receipt of an invoice for such taxes.

Section 7.04.                                           No Set-off; Rights of Lenders.  Each Party hereby waives any right it may have at law, in equity, under contract or otherwise to set-off or exercise any similar remedy against the other Party, in whole or in part, any sum that may from time to time be owing by the other Party to it.  Waxess acknowledges and agrees Brightpoint and the Brightpoint Affiliates have entered or may enter into a financing transaction with one or more lenders under which all or any portion of their respective assets, including Products purchased by them under this Agreement, may be subject to a lien held by such lender(s) in support of such financing.  Waxess acknowledges and agrees that such lender(s) may have the right to realize upon and sell, assign or otherwise transfer such assets in connection with such financing transaction(s) notwithstanding any provisions in the Agreement or other contracts to the contrary; provided, however, that nothing herein shall be construed to limit the right of Waxess to seek recourse for payments owed by Brightpoint or the Brightpoint Affiliates.

Section 7.05.                                           Waivers and Amendments. The delay or failure by either Party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that Party’s right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  No amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against which it is sought to be enforced.

Section 7.06.                                           Severability.  If any provision of this Agreement is held to be unenforceable, the remaining provisions shall remain valid and shall be construed in such a manner as to achieve their original purposes in full compliance with the applicable laws and regulations.

Section 7.07.                                           Entire Understanding.  This Agreement and related Joinder Agreements, including their respective exhibits and attachments, are intended to be the sole and complete statements of the obligations and rights of the Parties as to all matters covered by this Agreement and the Joinder Agreements, and supersede all previous understandings, agreements, negotiations and proposals relating thereto.

Section 7.08.                                           Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign this Agreement without the prior written consent of the other Party and any such attempted assignment shall be void and of no force or effect; provided, however, that either Party may assign or transfer any or all of its rights or delegate its obligations under this Agreement to any successor, including, without limitation, any successor firm or entity in connection with a merger, consolidation, or sale of all or substantially all of its assets, stock or other equity interests with or to such firm or entity, or to any other firm or entity capable of performing its obligations hereunder, at any time or from time to time without prior notice to the other Party, provided that the assigning Party shall provide the other Party with written notice as soon as practicable.

Section 7.09.                                           Notices. Any notice and similar communications concerning this Agreement (“Notice”) shall be in writing, and shall be either:  (i) delivered in person; (ii) sent to the other Party by certified mail with return receipt requested; (iii) sent by internationally recognized overnight courier; or (iv) sent by facsimile, electronically confirmed.  Notices shall be delivered or sent to the Parties respective addresses set forth below or at such other address as either Party may hereafter establish by notice given in the manner prescribed in this paragraph.  A Notice shall be considered given when delivered.

Notices to Brightpoint shall be addressed to:

Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278 U.S.A. Attention: Chief Executive Officer	With copy to:	Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278 U.S.A. Attention: General Counsel

Notices to Waxess shall be addressed to:

Waxess USA, Inc. 1401 Dove Street Suite 200 Newport Beach, California 92660 U.S.A. Attention: CEO Fax No.: 949-825-6578	With copy to:	Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Attention: Benjamin Reichel, Esq.

If either Party changes its address during the term hereof, it shall so advise the other Party in writing and any Notice thereafter required to be given shall be sent by certified mail to such new address.

Section 7.10.                                           Execution in Counterparts.  This Agreement and related Joinder Agreements may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 7.11.                                           Effect of Headings.  The headings to the Articles, Sections and Exhibits of this Agreement shall not affect the construction of this Agreement.

Section 7.12.                                           Attorneys’ Fees.  If either Party commences any action or proceeding against the other Party to enforce this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing Party in connection with such action or proceeding and in connection with enforcing any judgment or order thereby obtained.

Section 7.13.                                           Governing Law; Venue; Consent to Personal Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Any civil action based upon, arising out of, or in any manner connected with this Agreement, its breach, or any of the transactions contemplated by this Agreement shall be commenced in and determined by one of the federal or state courts in the Borough of Manhattan, New York, New York.  Each Party to this Agreement: (i) irrevocably and unconditionally consents and submits to the in personam jurisdiction of such courts in any such action; (ii) consents to service of process in accordance with the rules governing proceedings in any such court; and (iii) irrevocably waives and covenants not to assert any objection to the laying of venue in any such court in any such action.  The proceedings shall be conducted in English.

Section 7.14.                                           Compliance with Laws; Noncontravention.  The Parties shall at all times conduct their efforts under this Agreement in strict accordance with all applicable national, federal, state and local statutes, laws, regulations, rules, ordinances and judicial or governmental agency orders (“Laws”) and with the highest commercial standards and be solely responsible for obtaining their respective permits, licenses, certificates and the like necessary for them to perform their obligations arising under this Agreement.  Waxess shall ensure that all Products at all times comply with all indispensable requirements necessary for sale and use in the Territory. In particular, Waxess shall ensure that all Products comply with applicable rules on CE marking in the territories, as well as applicable type approvals.  Waxess shall complete all processes for obtaining applicable approvals and making necessary notices to authorities.  Each Party shall bear its own costs arising out of this process. Waxess shall make copies of declarations of conformity (DOC) documents and they shall be made available to Brightpoint and the Brightpoint Affiliates upon launch of each Product or upon request.

Any approval by Brightpoint or Brightpoint Affiliates of packaging or Products shall not relieve Waxess of any of its above obligations and shall not be considered as a waiver by Brightpoint or the Brightpoint Affiliates.

Each party represents and warrants that neither the execution and delivery of this Agreement by it, nor the consummation by it, of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under: (i) any agreement or commitment to which it or any of its Affiliates is a party or by which it, any of its Affiliates or their respective properties is bound, or to which it, any of its Affiliates or any of their respective properties is subject; or (ii) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority.

This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 7.15.                                           Press Releases.  Neither Party shall make any public announcement about this Agreement or the parties’ discussions without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, either of the Parties may at any time make announcements which are required by applicable law, regulatory bodies, or stock exchange or stock association rules, so long as the Party so required to make the announcement, promptly upon learning of such requirement, notifies the other Party of such requirement and discusses with the other Party in good faith the exact wording of any such announcement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the Effective Date by their duly authorized representatives on the dates set forth below.

“BRIGHTPOINT”

BRIGHTPOINT, INC.

Date:	By:
Its:

“WAXESS”

WAXESS USA, INC.

Date: July 23, 2010	By:/s/ Hideyuki Kanakubo
Hideyuki Kanakubo,
President and Chief Executive officer

EXHIBIT “A”
FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed and made effective as of _______________ (“Effective Date”) by and between [BRIGHTPOINT ENTITY NAME], a company incorporated in _______________, with its principal place of business at ____________________ (the “Brightpoint Affiliate”), and Waxess USA Inc., a California corporation, on behalf of itself and its Affiliates, with offices at 1401 Dove Street, Suite 200, Newport Beach, California 92660 (collectively, “Waxess”).

RECITALS

1.           Waxess has previously entered into that certain Global Master Distribution and Services Agreement, dated as of __________, 2010, with Brightpoint, Inc. (“Brightpoint”) (“Master Agreement”), pursuant to which the Waxess appointed Brightpoint as its sole global master distributor and service provider;

2.           The Master Agreement provides that Brightpoint’s Affiliates (as defined in the Master Agreement) may, from time to time, execute and deliver a Joinder Agreement and thereby become a Party to the Master Agreement; and

3.           Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Master Agreement;

In consideration of the promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, the undersigned hereby agree as follows:

AGREEMENT

1.           Extension of Rights and Privileges; Agreement to be Bound.

(a)           From and after the Effective Date, Brightpoint Affiliate shall [(i) be appointed as an authorized distributor and permitted to purchase Products from Waxess from time to time for distribution to and within _______________ (the “Affiliate Territory”), upon the terms and subject to the conditions set forth in the Master Agreement, and (ii) any and all other rights and benefits to which Brightpoint is entitled under the Master Agreement][be appointed as Waxess’ provider of the Services as described in detail in Exhibit A attached hereto.]

 (b)          Brightpoint Affiliate hereby agrees to be subject to and bound by the terms and conditions of the Master Agreement and be liable with the same effect asif it had executed the Master Agreement.  Notwithstanding anything herein or in the Master Agreement to the contrary, any obligations of Brightpoint Affiliate created under the Master Agreement shall be the several obligations of Brightpoint Affiliate.

(c)           INSERT MINIMUM REQUIRED TERMS AND CONDITIONS AS APPLICABLE

2.           Duration.  This Joinder Agreement shall be coterminous with the Master Agreement, unless it is not renewed by the parties or is terminate earlier pursuant to the terms of the Master Agreement.

3.           Miscellaneous.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto.

(b)           This Joinder Agreement, together with the Master Agreement, set forth the entire agreement and understanding among the parties hereto as to the subject matter hereof and collectively supersede all prior discussions and understandings of any and every nature among the parties hereto.  In the event of a conflict between this Joinder Agreement and the Master Agreement, the provisions of this Joinder Agreement shall control as to the subject matter set forth herein.

(c)           Any notice and similar communications concerning this Agreement or the Master Agreement shall be given in accordance with the Master Agreement as follows:

Notices to Brightpoint shall be addressed to:

[Brightpoint Affiliate Name] [Street Address] [City, State/Province, Country] Attention: Managing Director	With copy to:	Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278 U.S.A. Attention: General Counsel

Notices to Waxess shall be addressed to:

Waxess USA, Inc. 1401 Dove Street Suite 200 Newport Beach, California 92660 U.S.A. Attention: CEO Fax No.: 949-825-6578	With copy to:	Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Attention: Benjamin Reichel, Esq.

(d)           This Joinder Agreement may be executed in two (2) counterparts, each of which shall be an original and both of which taken together shall constitute on and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused its duly authorized representative to execute and deliver this Agreement as of the Effective Date.

“BRIGHTPOINT AFFILIATE”

[BRIGHTPOINT ENTITY NAME]

Date: _____________________	By:
Its:

“WAXESS”

WAXESS USA, INC.

Date: _____________________	By:
Its:

EXHIBIT “B”
TRADEMARKS

For purposes of this Agreement, each of the following shall constitute a Trademark:

Terms of Trademark License

1.	License
1.1 Scope of License
(a) “Trademark(s)” means only the trade names or trademarks as specified above.
(b) Subject to the terms and conditions set forth in this Exhibit, Waxess grants to Brightpoint and its Affiliates (for purposes of this Exhibit, collectively, “Brightpoint”) a royalty-free, non-exclusive, non-transferable, non-sublicensable and irrevocable right to use the Trademarks owned or licensed by Waxess solely in connection with Brightpoint’s sales, distribution, marketing and/or promotion of the Products in Territory.

1.2 Non-Assignment
(a) Brightpoint acknowledges and agrees that the rights granted to Brightpoint and obtained by Brightpoint as a result of or in connection with this Exhibit are license rights only, and nothing contained in this Exhibit constitutes or shall be construed to be an assignment of any or all of Waxess’ rights in the Trademark.
(b) Brightpoint shall not assign, sublicense, transfer, or otherwise convey Brightpoint’s rights or obligations under this Exhibit without Waxess’ prior written consent. Brightpoint shall indemnify and hold harmless Waxess against all liability, costs, and expenses, including but not limited to a reasonable attorneys’ fee, arising out of or in connection with claims relating to its breach of this Exhibit and any attempted assignment, sublicense, transfer, or other conveyance of Brightpoint’s rights and obligations hereunder.

1.3 No Modification
This Exhibit does not grant to Brightpoint any right to any changes, modification or variation of the Trademarks.

2. Waxess’ Control
In order for Waxess to monitor the use of the Trademarks, Brightpoint shall obtain Waxess’ prior written approval for all uses by Brightpoint of the Trademarks (including, without limitation, advertisements whether on printed materials or website which contain or bear the Trademarks), unless such use has been previously approved by Waxess in exactly the form proposed for use again.

3. Use of the Trademark
3.1 Trademark Format
Waxess retains the right to specify, from time to time, the format in which Brightpoint shall use and display the Trademark, and Brightpoint shall only use or display the Trademark in a format approved by Waxess.

3.2 Acknowledgment
Brightpoint will use the Trademarks in accordance with then-current Corporate Identity System (“CIS”) guidelines and policies provided by Waxess, if any. The Trademarks and any additional marks of which Waxess may in the future be the proprietor will bear the designation TM or the designation R within a circle, as specified by Waxess, or a designation as otherwise specified by Waxess.

4. Ownership
Brightpoint shall not challenge Waxess’ ownership of or right to use the Trademarks, the validity of the Trademarks and the name of Waxess. Upon the expiration or any termination of this Exhibit and the Agreement, all goodwill acquired by Brightpoint while distributing the Products shall automatically vest in Waxess without any separate payment of any kind to Brightpoint, and Brightpoint agrees to take all such actions necessary to effect such vesting. Brightpoint shall, at the request and expense of Waxess, do such acts or things as Waxess may reasonably require for the purpose of registering, maintaining, and enforcing any of the Trademarks in the Territory, including, without limitation, executing formal registered user agreements and promptly inform Waxess of any infringement or registration by a third Party of the Trademarks which Brightpoint becomes aware of; provided, however, that Brightpoint agrees that only Waxess has the right to register the Trademarks and enjoin any infringement or registration by a third Party of the Trademarks.

5. No Confusing Marks
Brightpoint shall not adopt, use, or register any acronym, trademark, trade name or other marketing name of Waxess or any confusingly similar mark or symbol as part of Brightpoint’s own name or the name of any of its affiliates or the name of the products it markets. Brightpoint further agrees that it will not and will ensure its sales channel not to adopt, use or register any domain name that contains Waxess or any confusingly similar letters as part of Brightpoint’s own domain name or the domain name of any of its affiliates. Brightpoint also agrees that the design of its website will not be confusingly similar to Waxess’ website.

6. Brightpoint’s Duties
Brightpoint shall not at any time, whether during or after the term of the Agreement, do or cause to be done any act challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of Waxess’ rights in the Trademark or any registrations derived from such rights.

7. Waxess’ Rights and Remedies
Waxess has, shall retain, and may exercise, both during the term of the Agreement and thereafter, all rights and remedies available to Waxess, whether derived from the Agreement, from statute, or otherwise, as a result of or in connection with Brightpoint’s breach of this Exhibit, misuse of the Trademark, or any other use of the Trademark by Brightpoint which is not expressly permitted by this Exhibit.

8. Termination
(a) This Exhibit will be automatically terminated when the Agreement is terminated.
(b) This Exhibit and all rights granted hereby, including but not limited to Brightpoint’s right to use the Trademark, shall automatically terminate without notice from Waxess if (i) Brightpoint attempts to assign, sub-license, transfer or otherwise convey, without first obtaining Waxess’ written consent, any of the rights granted to Brightpoint by or in connection with this Exhibit; (ii) Brightpoint fails to obtain Waxess’ approval to the use of the Trademark in accordance with Clause 2 of this Exhibit; (iii) Brightpoint uses the Trademark in a manner in violation of, or otherwise inconsistent with, the restrictions imposed by or in connection with Clause 1.2, 1.3, 3, 5, 6 and 7 of this Exhibit; or (iv) Brightpoint uses the Trademark in a manner not expressly permitted by this Exhibit.

9. Effect of Termination
All rights granted by this Exhibit, including, without limitation, Brightpoint’s right to use the Trademark, shall expire or terminate upon termination of this Exhibit, and upon termination Brightpoint shall immediately cease and desist from all further use of the Trademark.

EXHIBIT “C”
WARRANTY

Warranty and Service Terms

See attached.